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                                                                Exhibit No. 99.1

                         TRUSTEE STATEMENT OF COMPLIANCE

I, Kwame Gordon-Martin, acting on behalf of The Bank of New York (the "Trustee"), hereby certify that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated March 25, 1999, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Trust for J.C. Penney Debentures during the period from January 1, 2006 to December 31, 2006.

Date: January 29, 2007

                                        THE BANK OF NEW YORK, as Trustee of
                                        CABCO TRUST FOR J.C. PENNEY DEBENTURES


                                        By: /s/ Kwame Gordon-Martin
                                            ------------------------------------
                                        Name: Kwame Gordon-Martin
                                        Title: Assistant Vice President